Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-71348, 333-81583 and 333-103349) and on Form S-8 (Nos. 33-72848, 33-79826, 33-92182, 333-59383, 333-55110, 333-82658, 333-103348 and 333-116191) of Newfield Exploration Company of our report dated March 9, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Houston, Texas

March 9, 2005